Exhibit 5.8

November 7, 2011

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Ladies and Gentlemen:

We have acted as special Ohio counsel to Roadway Reverse Logistics, Inc., an Ohio corporation (“RRL”), in connection with its guarantee of the following notes issued on or about July 22, 2011 by YRC Worldwide Inc., a Delaware corporation (“YRC Worldwide”): (i) $140,000,000 aggregate principal amount of 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”); (ii) $61,918,911 aggregate principal amount of Series A Notes paid-in-kind in respect of interest on the Series A Notes (the “Additional Series A Notes”); (iii) $100,000,000 aggregate principal amount of 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) and (iv) $44,227,794 aggregate principal amount of Series B Notes paid-in-kind in respect of interest or make whole premium on the Series B Notes (the “Additional Series B Notes” and, together with the Series A Notes, the Additional Series A Notes and the Series B Notes, the “Notes.”). The Series A Notes and the Additional Series A Notes were issued by YRC Worldwide pursuant to the Indenture dated as of July 22, 2011 (the “Series A Indenture”) among YRC Worldwide, as issuer, YRC Worldwide’s domestic subsidiaries, including RRL, as guarantors (the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”). The Series B Notes and the Additional Series B Notes were issued by YRC Worldwide pursuant to the Indenture dated as of July 22, 2011 (the “Series B Indenture”) among YRC Worldwide, as issuer, the Guarantors, and the Trustee. This opinion letter is being furnished at the request of RRL in connection with the filing by YRC Worldwide with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 relating to certain of the Notes (the “Registration Statement”). Kirkland & Ellis LLP may rely upon this opinion in connection with its opinion addressed to YRC Worldwide, dated the date hereof and filed in connection with the Registration Statement, to the same extent as if it were an addressee hereof.

In rendering this opinion, we have examined only the following: (a) facsimile or other electronic copies of the documents identified on Exhibit A-1 attached hereto, (b) copies, certified or otherwise identified to our satisfaction, of the documents identified on Exhibit A-2 attached hereto, and (c) such matters of law as we deemed necessary for

YRC Worldwide Inc.

November 7, 2011

purposes of this opinion. Except as referred to on Exhibit A-2, we have neither examined nor requested an examination of the indices or records of any governmental or other agency, authority, instrumentality or entity for purposes of this opinion.

In rendering this opinion, we have assumed, with your consent, without independent verification or investigation:

(A) The legal capacity of natural persons, the absence of fraud, misrepresentation, duress and mistake, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the authenticity of all documents; and

(B) That RRL is an indirect wholly-owned subsidiary of YRC Worldwide. ;

The opinions expressed in this letter are based solely on the law of the State of Ohio. We express no opinion as to the law of any other state or jurisdiction.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained in this opinion letter, we are of the opinion that:

1. RRL is a corporation validly existing and, based solely on the Good Standing Certificate (as defined on Exhibit A-2), in good standing under the law of the State of Ohio.

2. RRL has all requisite corporate power and authority to execute and deliver the RRL Documents and to perform its obligations thereunder. The execution and delivery by RRL of the RRL Documents and the performance of its obligations thereunder have been duly and validly authorized by all necessary corporate action on its part.

3. The execution and delivery of the RRL Documents by RRL and the performance by RRL of its obligations thereunder (a) do not violate any provision of the Charter Documents (as defined on Exhibit A-2) of RRL; and (b) do not contravene any existing law, rule or regulation of general applicability of the State of Ohio (“Applicable Laws”); provided, however, we express no opinion regarding compliance with applicable securities laws, rules or regulations of the State of Ohio.

4. Except as may be required by applicable securities laws, rules or regulations of the State of Ohio, as to which we express no opinion, no consent, waiver, approval, authorization or order of any governmental authority of the State of Ohio is required pursuant to Applicable Laws in connection with RRL’s execution and delivery of the RRL Documents.

We express no opinion as to the legality, validity, binding effect or enforceability of the RRL Documents or of any documents referred to therein or contemplated thereby.

The opinions expressed in this letter are made only as of the date hereof and cannot be relied upon with respect to events which occur subsequent to the issuance of this letter. We assume no obligation to advise you of any changes in the foregoing subsequent to

YRC Worldwide Inc.

November 7, 2011

the delivery of this letter. The opinions in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement with respect to the laws of the State of Ohio. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP

EXHIBIT A-1

1.	The Series A Indenture.

2.	The Series B Indenture.

The Series A Indenture and the Series B Indenture are referred to collectively as the “RRL Documents.”

EXHIBIT A-2

1.	Amended Articles of Incorporation, as amended, of RRL, as certified by the Secretary of State of the State of Ohio on June 15, 2011 and by an officer of RRL on the date of this opinion.

2.	Code of Regulations of RRL, as certified by an officer of RRL.

3.	A certificate of the Secretary of State of the State of Ohio dated November 4, 2011 evidencing that on that date RRL was in good standing under the law of the State of Ohio (the “Good Standing Certificate”).

4.	Certain resolutions of the Board of Directors of RRL, as certified by an officer of RRL.

The documents referred to in items 1 and 2 are referred to collectively as the “Charter Documents.”